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                                                                    Exhibit 11.1


SEALY CORP
COMPUTATION OF RATIO'S OF EARNINGS TO FIXED CHARGES


                                                                                                           Six Months  Six Months
                                                                                                             Ended       Ended
                                                  12/01/96  11/30/97  11/29/98   11/28/1999  11/26/2000    5/28/2000   5/27/2001
                                                  --------  --------  --------   ----------  ----------    ---------   ---------
Pre-tax income from operations                     24,773    40,611   (22,554)     32,382      57,372        23,859      12,035

Fixed charges:
Interest expense and amortization
  of debt discount and financing costs             28,797    31,396    67,451      64,999      65,843        32,372      35,090
Rentals - 33%(b)                                    3,559     3,505     3,881       3,476       3,978         1,763       1,998
                                                   ------    ------    ------      ------      ------        ------      ------
Total Fixed charges                                32,356    34,901    71,332      68,475      69,821        34,135      37,088
                                                   ------    ------    ------      ------      ------        ------      ------
Earnings before income taxes and fixed charges     57,129    75,512    48,778     100,857     127,193        57,994      49,123
                                                   ======    ======    ======     =======     =======        ======      ======
Ratio of earnings to fixed charges                    1.8       2.2      --           1.5         1.8           1.7         1.3
                                                   ======    ======    ======     =======     =======        ======      ======


(a) For the year ended November 29, 1998, earnings were insufficient to cover fixed charges by $22.6 million

(b) The percent of rent included in the calculation is a reasonable approximation of the interest factor in the Company's operating leases.